Exhibit 99.3

Noranda Increases Quarterly Dividend on Common Stock

FRANKLIN, Tenn.--(BUSINESS WIRE)--February 15, 2012--Noranda Aluminum Holding Corporation (NYSE: NOR) announced today that its Board of Directors has declared a regular quarterly dividend of $0.04 per share to be paid on March 21, 2012 to shareholders of record as of February 27, 2012. The Board anticipates declaring this dividend in future quarters on a regular basis; however, changes in the Company's financial condition and cash needs could result in dividends being declared in different amounts, or not at all.

“Our Board’s decision to increase our regular quarterly dividend reflects our demonstrated ability to generate strong cash flow through the commodity cycle,” said Layle K. (Kip) Smith, Noranda’s President and Chief Executive Officer. “We believe our strategy and operating model will support pursuing value creating acquisitions, executing against our attractive portfolio of capital investment projects and prudently providing shareholders with meaningful cash returns.”

About the Company

Noranda Aluminum Holding Corporation is a leading North American integrated producer of value-added primary aluminum products, as well as high quality rolled aluminum coils. Noranda is a public company controlled by affiliates of its private equity sponsor.

CONTACT:
Noranda Aluminum Holding Corporation
Robert Mahoney, Chief Financial Officer, 615-771-5752
robert.mahoney@noralinc.com